Exhibit 10.5

                         Multi-Tech International, Corp.

                          BUSINESS CONSULTANT AGREEMENT


This agreement dated May 8, 2003, is made By and Between: Multi-Tech International, Corp., herein referred to as "Company" and Mr. Dan Moldea, herein referred to as "Consultant".

W I T N E S S E T H :

1. Services:


1.1 MLTI (the "Company") hereby engages Consultant as an independent contractor, to prepare a memorandum for the board of directors of MLTI setting for the historical background of MLTI and AlphaCom from their respective inception to date (the "Report"). In addition, the Consultant will advise the officers, employees, and other consultants of the company concerning matters relating to management and organization of the company. This will include but is not limited to investigative consulting, general research, resolving disputes, and/or any other assignment accepted and agreed to by the Consultant. The Consultant will issue timely and clearly-written reports for each service provided.

1.2 The term of this Agreement will be one year. Consultant will forward the Report to the Company on or before November30, 2003 and will forward period status updates as requested by the Company.

1.3 Although Consultant will routinely cover the cost of his own day-to-day activities, MLTI shall reimburse Consultant for expenses resulting from mutually agreed upon matters.

1.4 If MLTI becomes insolvent, enters bankruptcy voluntarily or involuntarily, has a receiver or creditors committee appointed, has an assignment for the benefit of creditors, its stock no longer has any value, or the President is removed from office, Consultant will have no further responsibility to the company.


1.5 If a person or company acquires a controlling stake in MLTI, or MLTI is merged with another company, Consultant shall have redemption rights. In other words, upon such acquisition or merger, Consultant or its estate, heirs, successors, assigns, Trustee, or guardian, shall have the right, but not the obligation, to require MLTI and/or its successor to purchase all Consultant's shares for cash. The price per share shall equal the greater of the price per share received by other shareholders in such acquisition or merger, the book value per share of MLTI at the time of acquisition or merger, or the price per share traded on any open market or exchange at the time of acquisition or merger. MLTI shall pay Consultant the full sum within fourteen (14) days from the date Consultant notifies MLTI that Consultant is exercising its redemption rights.

1.6 In the event of a dispute arising out of this agreement and the matters contemplated herein, we agree to submit our dispute to binding arbitration.

1.7 Consultant agrees to keep confidential all confidential information that it receives from MLTI, except as compelled by a judicial or administrative process; provided, however, before providing Consultant with confidential information, MLTI will designate it as confidential by applying an appropriate confidentiality legend or similar device.

1.8 Consultant's name may not be used in any public way by MLTI without my prior, express written permission.

1.9 MLTI shall defend, indemnify, and hold Consultant harmless against any and all claims and suits arising out of any and all acts and omissions committed by MLTI. Consultant shall defend, indemnify, and hold MLTI harmless against any and all claims and suits arising out of Consultant's own acts and omissions, in which MLTI had no involvement or responsibility, except those acts of Consultant which constitute gross negligence.

2. Terms of Agreement:

This agreement will begin May 8, 2003 and will end May 7, 2004. In the event Consultant cancels this agreement prior to forwarding the completed Report to the Company the Consultant shall return a portion of the shares.

3. Time Devoted by Consultant:

The Consultant will spend sufficient time to fulfill its obligations under this agreement. The particular amount of time may vary from day to day or week to week.

4. Payment to Consultant:

MLTI will issue to Consultant 200,000 common shares of MLTI stock by May 15, 2003. Such shares are or will shortly be properly registered with the Securities and Exchange Commission and all other necessary Federal and state regulatory bodies. Such MLTI common shares shall be free and clear of all liens, claims, charges and encumbrances. Consultant shall have the complete and unrestricted right and authority to transfer and assign such common stock shares. All such MLTI common stock shall be duly authorized and issued, fully paid and non-assessable, and shall not have been issued in violation of, or subject to, any preemptive or similar rights. Furthermore, such MLTI shares shall not be restricted in any way, including, but not limited to, by Section 144 of the Securities and Exchange Act. MLTI shall ensure it properly records issuance of such shares to Consultant on its transfer ledger and corporate books, and shall promptly issue to Consultant a stock certificate(s) reflecting his stock ownership.

Upon completion of Consultant's work, MLTI and Consultant shall negotiate an additional bonus of shares of MLTI common stock, subject to the same terms and conditions as stated above. This is not meant to states that a bonus is guaranteed.

5. Independent Contractor:

Both the company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6. Confidential Information:

The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

7. Employment of Others:

The company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the company but in no event shall the Consultant employ others without the prior authorization of the company.

8. Representation. Consultant is an accredited investor as defined under Regulation D and is sophisticated in investments, and is aware of the risk entailed in accepting stock in lieu of cash for his services provided hereunder.

9. Signatures:

Both the company and the Consultant agree to the above contract:


Accepted by:                               Accepted by:


_____/s/____________________              _____/s/_________________________
Mr. Jack Craciun III                      Mr. Dan Moldea
Chairman / President                      Date: May 9, 2003
Multi-Tech International, Corp.
Date: May 9, 2003